Exhibit 17.01


                     Multimedia Concepts International, Inc.




March 16, 1998



         Re:      To the Board of Directors



Dear Sirs:

     As of today March 16, 1998, I hereby tender my resignation from the Board of Directors of the above corporation, such resignation to be effective immediately. My resignation is not caused by any conflict or disagreement with the above corporation with respect to the corporation's operations, policies, or practices.



Sincerely,
/s/Sheikhar Boodram